Exhibit 99.1

Inhibitor Therapeutics Provides Clinical, Formulation and IP Update on Itraconazole Program for Gorlin Syndrome

Company outlines near-term pharmacokinetic milestones, highlights amorphous formulation strategy, and announces planned global patent filing

TAMPA, Fla., March 31, 2026 — Inhibitor Therapeutics, Inc. (OTCQB: INTI) (“Inhibitor” or the “Company”), today provided an update on its ongoing pharmacokinetic (PK) clinical program supporting the treatment of surgically eligible basal cell carcinomas (BCCs) in Basal Cell Carcinoma Nevus Syndrome (BCCNS), also known as Gorlin Syndrome, and announced plans to file a new global patent application covering its proprietary itraconazole formulation.

Inhibitor’s comparative PK, safety and tolerability study is being conducted in healthy adult subjects under fasting conditions in Malaysia and is designed as a three-way crossover study against a reference listed drug. The study is being executed in collaboration with Avior Bio, Inc. The Company’s collaboration with Avior Bio, spanning formulation development through clinical execution, has proceeded in line with planned timelines and budget and is intended to support the Company’s regulatory strategy under the FDA’s 505(b)(2) pathway.

The study is currently progressing through its crossover dosing periods, with Period 2 scheduled for April 10, 2026, and Period 3 scheduled for April 24, 2026. Following the final PK sampling in Period 3, plasma samples are expected to be shipped for bioanalysis on or about May 1, 2026. Bioanalytical work is expected to require approximately two weeks, followed by approximately two additional weeks of statistical analysis. The Company expects to receive top-line comparative PK and relative bioavailability results in advance of the full Clinical Study Report, which will follow completion of the final study documentation. Based on the Company’s current development plan, Inhibitor believes this PK study is expected to represent the final clinical study required prior to submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration for its BCCNS program.

A key differentiating feature of the Company’s program is its proprietary amorphous formulation approach. In its conventional crystalline form, itraconazole is known to present significant solubility limitations, which can contribute to variability in absorption and systemic exposure. Inhibitor’s formulation strategy is designed to address those limitations by incorporating itraconazole in an amorphous morphology, which is intended to enhance solubility and dissolution behavior by reducing particle agglomeration and improving dispersion. This approach may support improved intestinal absorption and more consistent, predictable pharmacokinetic performance.

The Company’s Investigational Medicinal Product Dossier (IMPD) characterizes the underlying challenges associated with itraconazole and supports the scientific rationale for the formulation strategy. While the bulk drug substance is described as crystalline and practically insoluble in water, the formulated product candidate evaluated in the dossier was shown by X-ray diffraction to be amorphous, without detectable crystalline peaks, and was developed with the intent of suppressing crystallization and improving intestinal solubility and absorption.

In parallel with clinical advancement, Inhibitor is preparing a new patent application directed to the composition of its proprietary formulation. The Company expects to seek global patent protection for the formulation and, if granted, the patent would be owned by Inhibitor Therapeutics without any ongoing royalty obligations. The Company believes this planned filing has the potential to materially strengthen its intellectual property estate by expanding protection around the formulation itself, complementing its existing portfolio related to the use of itraconazole in oncology indications. If granted, the Company believes such patent protection could enhance the strategic value of the BCCNS program as it advances toward potential NDA submission, commercialization and broader partnering discussions.

Gorlin Syndrome is a rare hereditary disorder characterized by the development of multiple basal cell carcinomas over a patient’s lifetime. Inhibitor is developing itraconazole for surgically eligible BCCs in BCCNS as a differentiated therapeutic approach intended to address a significant unmet need for patients who often face repeated surgical procedures and associated morbidity.

About Inhibitor Therapeutics

Inhibitor Therapeutics, Inc. is a publicly traded, clinical-stage pharmaceutical development company (OTCQB: INTI) focused on developing and commercializing innovative therapies using repurposed, already approved active pharmaceutical ingredients that have clinical value and are patent protected. The Company’s lead program is itraconazole for the treatment of surgically eligible basal cell carcinomas (BCCs) in Basal Cell Carcinoma Nevus Syndrome (BCCNS), also known as Gorlin Syndrome. For more information, visit the Company’s website at www.inhibitortx.com.

Forward-Looking Statements

This press release contains projections and other forward-looking statements regarding future events and our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding future results of operations and financial positions, business strategy and plans, expectations for future product sales, our ability to convert our pipeline to revenue and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We undertake no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this press release. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not rely on or place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Investor Relations Contact

Simon Bettink

VP of Operations

Inhibitor Therapeutics, Inc.

sbettink@inhibitortx.com